Exhibit 10.23

Translation

“Mystina Online” Cooperative Agreement

THIS COOPERATIVE AGREEMENT is entered by and between Lager (Beijing) Information Co., Ltd. and The9 Computer Technology Consulting (Shanghai) Co., Ltd. through negotiation on July 19, 2004 in Shanghai.

Party A:	Lager (Beijing) Information Co., Ltd. (“Party A”)
Legal address:	Block C, South Gate, No. 5 Xueyuan Road, Haidian District, Beijing
Legal representative:	LIU Jingping
Telephone:	010-82413881

Party B:	The9 Computer Technology Consulting (Shanghai) Co., Ltd. (“Party B”)
Legal address:	30/F No. 1168 Nanjing Xi Road, Shanghai
Legal representative:	ZHU Jun
Telephone:	021-32174567

Recital

1.	Party A is a limited liability company established pursuant to the PRC, Company Law with the approval of Beijing Administration for Industry and Commerce and it is lawfully existing. Its registration number as contained in its Enterprise Legal Person Business Licence is: 017038 (Qi Du Jing Zong Fu Zi No. 017038).

2.	Party B is a limited liability company established pursuant to the PRC, Company Law with the approval of Pudong New District Branch of Shanghai Administration for Industry and Commerce and it is lawfully existing. Its registration number as contained in its Enterprise Legal Person Business Licence is: 313244 ( ) (Qi Du Hu Pu Zong Fu Zi No. 0313244 (Pudong)).

3.	Pursuant to the PRC, Company Law and the respective articles of association of the above Parties, both Parties have, after friendly negotiations, reached the following agreement in relation to cooperation in servicing and operating online games. The Parties hereby agree to complete this cooperation project in accordance with the terms and conditions contained herein.

Terms of Cooperation

1.	Purpose of Cooperation

1.1

The online game “Mystina Online” and its subsequent information releases (hereinafter “this Product”) is an online game independently developed and produced by Party A. Party A owns the complete and flawless intellectual

Exhibit 10.23

Translation

property rights to this Product and owns the proprietary technologies to design, manufacture and improve this Product. Party A owns the Copyright Registration Certificate of this Product in Mainland China under certificate number: 204546 (Ruan Zhu Deng Zi No. 024546), and registration number: 2004SR06145.

1.2	According to the survey and assessment conducted by Party B on the basis of the current market circumstances and the particulars of Party A’s products, this Product is projected to have good market business prospects.

1.3	Party A agrees to grant Party B an exclusive licence to release, sell and operate this Product in Mainland China (excluding Hong Kong, Macao and Taiwan, hereinafter “Mainland China”), and to provide related technology support and guarantee that Party B enjoys the exclusive right to utilize such technology to operate this Product in the above-mentioned district.

1.4	Party B undertakes that beginning from the effective date hereof it will commence the open beta test and subscription operation in accordance with the time table contained in the Market Promotion Plan provided by Party B. However, Party A agrees that the relevant time table contained in the Market Promotion Plan is merely a projection made by Party B on the basis of the information provided by Party A in relation to the development status of this Product and that the specific time shall be determined by the Parties in writing as adjusted in accordance with the actual circumstances of the market and Party A’s progress in developing the Product.

1.5	Party A undertakes to fully cooperate with Party B in connection with the technology support to this Product and to assist Party B to smoothly complete the open beta test and the subscription operation.

1.6	The Parties are in a cooperative relationship and shall assume civil liabilities independently. Party B shall operate this Product independently and shall be responsible for manufacturing and selling the game cards and peripherals for the game with the operating costs thereof to be fully borne by Party B itself on a profit-and-loss-for-its-own-account basis. Party A shall provide complete technology support and upgrading services as required by Party B during Party B’s operational period.

1.7	Party B shall be responsible for providing the interface information for the billing system, and Party A shall provide a connectivity program for this Product and the billing system according to the requirements of Party B.

1.8	Party A and Party B each authorizes the other Party to use its enterprise name, sign, identity and logo within the scope of the performance hereof and to carry out the relevant publicity in relation thereto.

Exhibit 10.23

Translation

2.	Price

2.1	Phase 1 Product Royalty

2.1.1	Within 7 working days of the effective date hereof, Party B shall pay to Party A RMB 2 million as the first payment of the Phase 1 Product Royalty.

2.1.2	Within 7 working days of the actual commencement of the open beta test of this Product in Mainland China, Party B shall pay to Party A RMB 3 million as the second payment of the Phase 1 Product Royalty.

2.2	Phase 2 Product Royalty

2.2.1	The Phase 2 Product Royalty shall be payable according to the highest concurrent online users of each game servers’ aggregated monthly average (i.e. the daily average of the highest number of concurrent online users during that month) after subscription.

2.2.2	When the monthly average of the highest number of concurrent online users (i.e. the daily average of the highest number of concurrent online users during that month) reaches 50,000 (fifty thousand), Party B shall pay RMB 4 million to Party A as the Phase 2 Product Royalty.

2.3	Revenue Sharing Fee of Game Cards (meaning a carrier in various forms of the playable time of this Product, to be priced by Party B, hereinafter this “Product Game Cards”)

2.3.1	After Party B formally commenced subscription operation, it shall pay 21% of the total sales amount pursuant to the market price of various Product Game Cards to Party A as the revenue sharing of this Product Game Cards (hereinafter the “Entitlement”).

2.3.2	Payment of the Entitlement shall be based on the amount displayed in the card recharge system of the billing server as verified and confirmed by the Parties (free account opening or free credits offered by Party B in sales promotion not to be included). The recharged amount in each month shall be settled on the first day of the following month. After the amount is verified and confirmed by the Parties, the Entitlement shall be paid to Party A before the end of that month.

2.3.3	Neither Party shall act to the prejudice of the other Party through direct modification of the database of the billing system or by taking advantage of the special function and program bugs of the billing system without the consent of the other Party.

Exhibit 10.23

Translation

2.4	Price of Upgrade Information Release

2.4.1	Information releases shall be free of charge, and shall be conducted in accordance with the time table in the Product Development Proposal.

2.4.2	Party B may come up with development requirement in light of market feedback. Information releases which both Parties agree and deem feasible through discussion to develop shall be listed in the Development Plan by the Product Development Department of Party A. Party B shall be promptly informed of the development schedule and the development shall proceed strictly in accordance with such schedule.

2.4.3	Given the various unexpected factors associated with product development, if the progress of product development is delayed by such factors, Party A shall notify Party B two weeks in advance and the time table of the Product Development Proposal may be amended upon agreement by both Parties.

2.5	Price of Product Peripherals

2.5.1	Depending on the progress of the cooperation, the Parties will negotiate and enter into a supplemental agreement as an appendix hereto with equal effect hereof in respect of the benefit distribution in the development, manufacture and sale of peripherals of this Product, but Party A agrees that Party B shall have the exclusive right to develop and sell peripherals of this Product.

2.6	Method of Payment

Party B shall pay such amount within the above-mentioned time limit to:

Account Name:     Lager (Beijing) Information Co., Ltd.

Account Bank:      Business Department of Haidian Subbranch, Bank of China

Account Number: 11504308092001

3.	Rights and Obligations of Party A

3.1	Party A has the right, power and capacity to enter into and perform this Agreement and its appendices which, once executed and coming into effect, shall constitute a legal, valid and binding agreement to Party A.

3.2	Party A’s representations, recitals and undertakings herein and the information contained in the appendices are correct and not misleading.

3.3

Party A is a limited liability company duly and validly established under the laws of the PRC, and has obtained such approval(s), authorization(s), permit(s) and consent(s) as necessary for conducting the business contemplated herein and no

Exhibit 10.23

Translation

event exists that may result in the suspension or revocation of such approval(s), authorization(s), permit(s) or consent(s).

3.4	Party A shall, within 14 working days of the signing of this Agreement, promptly and effectively provide information referencing on the planning and development theme, function characteristics, play methods introduction (contents such as role change, fighting, union and levels), complete structure, scenes, mission descriptions, props, weapons, defenses, music, portraits, trademarks, role models, interface, graphics and texts, settings, client game program (excluding source codes) and network setup of the Product.

3.5	During the effective term of this Agreement, Party A shall provide comprehensive technology support. Party A agrees to take Party B’s modification recommendations as reference in determining the direction of the modification, update and version change of the software program.

3.6	With two weeks after Party B provided its product and market planning proposals to Party A, Party A shall give its express responses based on the reasonableness and feasibility of such recommendations to Party B.

3.7	Party A shall be responsible at its own costs for sending its technicians to the business premises of Party B to provide technical training. Party B shall be responsible for installing, testing and maintaining the servers. Party A shall be responsible for installing and maintaining the game software.

3.8	If Party B is involved in any dispute or litigation (arbitration) with any third party in connection with the use of proprietary technologies and other scope of intellectual property rights during the course of correctly operating and selling this Product within the scope agreed herein, Party A shall be obliged to coordinate for a resolution and shall assume all the legal and economic liabilities in relation thereto.

3.9	During the effective term of this Agreement, Party A shall not release, sell or operate this Product in Mainland China and shall not enter into any cooperative relationship with any third party in respect of the release, sale or operation of this Product or “Mystina 2” in Mainland China; (a product which has 20% similarity with this Product in graphics and game contents shall be deemed a “Mystina 2” product).

3.10

Party A shall guarantee that this Product operates normally and does not contain any content prohibited by laws and regulations. If this Product contains any content prohibited by laws and regulations, Party B has the right to demand Party A to make such relevant changes to the Product as to make it compliant with the requirements of the relevant laws and regulations. If Party A fails to make the changes as agreed by the Parties whereby causing losses to Party B or a third party, Party A shall be liable to provide full compensations (including without

Exhibit 10.23

Translation

limitation to refund to Party B all the technology royalties and Entitlements paid to Party A).

3.11	Party A shall not change the name of this Product without the consent of Party B.

4.	Rights and Obligations of Party B

4.1	Party B has the right, power and capacity to enter into and perform this Agreement and its appendices which, once executed and coming into effect, shall constitute a legal, valid and binding agreement to Party B.

4.2	Party B’s representations, recitals and undertakings herein and the information contained in the appendices are correct and not misleading.

4.3	Party B is a limited liability company duly and validly established under the laws of the PRC, and has obtained such approval(s), authorization(s), permit(s) and consent(s) as necessary for conducting its business.

4.4	Party B shall correctly and legally operate and sell this Product and its by-products in Mainland China, and Party B has no right to transfer to any party the proprietary technology provided by Party A.

4.5	Party B shall fully perform its payment obligations to pay such amounts within such time limits as agreed herein by the method agreed by both Parties.

4.6	During the effective term of this Agreement, Party B shall provide Party A with the inspection tools enabling Party A to inspect the relevant business data (online player numbers and recharge records). Party B shall use its best effort to provide within reasonable time such other relevant data as requested by Party A.

4.7	Party B shall provide Party A with such product and market planning recommendations as appropriate according to the annual plans so that Party A may use such recommendations in its product development plan. Such recommendations shall be based on full market studies and shall be valid and feasible.

4.8	Subject to Party A’s due performance of its obligations hereunder, Party B shall be independently responsible for operating this Product. After Party B performed its payment obligation to Party A, Party B’s operating results, whether in profit or in loss, shall be irrelevant to Party A.

4.9

Upon the end of the effective term of this Agreement, if the Parties fail to reach an agreement for the continuation of the cooperation, Party B shall cease to have the right to use all the proprietary technologies and the relevant information of this Product provided by Party A. However, following the end of the effective term of this Agreement, Party A shall give 3 months’ time to Party B to use the relevant

Exhibit 10.23

Translation

information of the Product to complete its handling with the clients of this Product.

4.10	Party B shall have the title to all the client information and data obtained in the course of operating this Product.

4.11	Party A agrees that Party B has the right to designate part of its rights and obligations hereunder to be performed by a third party as deemed reasonable by both Parties in order to operate this Product legally and maximize the benefits to both Parties.

4.12	Party B shall not decompile and modify the programs provided by Party A without a written consent of Party A, otherwise it shall be deemed in breach.

5.	Protection of Intellectual Property Rights

5.1	The intellectual property rights and other related rights to the software, information, documents, materials or game contents provided by Party A in connection with the cooperation under this Agreement shall be vested in Party A and may be used by Party B merely within the scope set forth herein. The documents, information, software and programs provided by any Party to the other Party under the scope of this Agreement shall not be reproduced, modified, distributed openly, translated, decompiled, sold, leased or given as a gift to any third party or used in any other illegal way other than for the purpose of improving or developing this Product without the written consent of the providing Party.

5.2	If anything in the technical information provided by Party A (the “White Paper on Product Technology”) is not suitable to the operation of Party B, Party A shall be obliged to assist Party B in modifying the technical information and shall confirm such modification. During the effective term of this Agreement, the technical information of any improvement and development made by any Party in respect of this Product as agreed by the Parties herein shall be made available to the other Party free of charge. The title to such improved and developed technology and product shall be vested in Party A.

6.	Confidentiality

6.1

The contents of this Agreement and the information, intelligence, plans or confidential documents concerning the business of any Party which have come to the knowledge or possession of the other Party and its employees pursuant to this Agreement shall not be disclosed to any third party without the prior written consent of the other Party or used in any way to the prejudice of the other Party, or otherwise used beyond the scope agreed herein. This confidentiality obligation shall remain in effect for one year after the expiration, termination or dissolution

Exhibit 10.23

Translation

of this Agreement except with respect to any confidential document which has been made public or otherwise lost its confidential nature.

6.2	If any of the above-mentioned confidential document is made public in part or in whole by the Party owning it or by a third party without the consent of both Parties, the other Party shall not be liable for breaching the confidentiality responsibility.

7.	Liability for Breach of Agreement

7.1	If any Party fails to perform or comply with or neglects to perform any provision, undertaking, representation or warranty under this Agreement, it shall be liable to compensate the other Party.

7.2	The liability for compensation referred above shall include without limitation the actual loss of the non-breaching Party.

7.3	The failure or delay of any Party to exercise any of its powers, rights or remedies under this Agreement shall not constitute a waiver of such power, right or remedy; the waiver by any Party of any particular act of the other Party in breach of the agreement shall not affect or prevent the pursuit for liability or the exercise of its powers, rights or remedies by the first Party in respect of any other breach of agreement or subsequent similar or non-similar breach of agreement by the other Party; any single exercise by a Party of its powers, rights or remedies under this Agreement shall not preclude the further exercise by that Party of such powers, rights or remedies or the exercise by that Party of other powers, rights or remedies; any exercise by a Party of its rights or remedies under this Agreement shall not preclude its exercise of any other powers, rights or remedies.

7.4	The Parties agree that if any Party is in breach of the provisions of this Agreement, the non-breaching Party is entitled to terminate this Agreement and demand the breaching Party to compensate for the losses.

7.5	In relation to Party B, if it fails to perform any payment obligation under this Agreement other than for the reason of Force Majeure, it shall pay Party A a liquidated damage at 3‰ of the amount overdue for each day the payment is delayed. In relation to Party A, if it fails to perform the obligations agreed in the Description of Party A’s Supporting Obligations attached hereto, it shall pay Party B within the then current month the liquidated damage set forth in the Description of Party A’s Supporting Obligations.

8.	Force Majeure

8.1

If an event such as earthquake, typhoon, flood, inundation or war (collectively, “Force Majeure Event”) occurs and the occurrence and consequences of it are not preventable or avoidable and it directly affects the performance of this

Exhibit 10.23

Translation

Agreement, the Party encountering the Force Majeure Event shall immediately notify the other Party by cable or facsimile and shall provide the document(s) within 15 days evidencing the details in describing the relevant event and the reasons for failure to perform part or all of this Agreement or the reasons for delaying to perform this Agreement, such document shall be signed by a notarization authority at the place in which the event occurs.

8.2	If a Force Majeure Event occurs, the Parties shall use their best efforts to perform (including perform in a timely manner) all of their responsibilities under this Agreement until this Agreement is terminated as stipulated; however, at any time after the Force Majeure Event has persisted for over two months, each Party shall have the right to give a notice in writing to the other Party to request the termination of this Agreement, and this Agreement shall be terminated upon receipt of such notice by the other Party. Such termination shall not prejudice the rights of any Party arising from or entitled by it as a result of a prior breach of agreement by the other Party.

9.	Effective Term

9.1	The effective term of this Agreement shall commence from the date of signing of this Agreement until three years after the start date of Product subscription as recognized by the Parties. If, three years after the open beta test of the Product, the highest concurrent online user of each game servers’ aggregated then monthly average is still more than 20,000 persons, Party B will automatically have the right to extend the term for operating “Mystina Online” for two years. If at the end of the two-year extension, the highest number of concurrent online user then monthly average is maintained at above 20,000 persons, the term will be further extended for two years, and so on and so forth.

9.2	Upon the expiration of the effective term of this Agreement, the Parties shall sign a new agreement for the continuation of the cooperation in respect of this Product. If there is a change in the form of cooperation, the Parties may negotiate for a solution.

9.3	If, two years after the open beta test of the Product, the highest number of concurrent online user of each game servers’ aggregated then monthly average is more than 25,000 persons, Party B will have the priority right to agent the operation of “Mystina 2”. If Party B brings forward a waiver in writing within 60 days after the commencement of the alpha testing of “Mystina 2”, it shall be deemed to waive its right to agent the operation of “Mystina 2”, at such time, Party A shall have the right to determine at its own discretion the mode of operation for “Mystina 2”.

10.	Dispute Resolution

10.1	The Parties shall attempt to resolve through consultation all disputes arising from

Exhibit 10.23

Translation

the performance of this Agreement or other appendices or in connection with the other appendices of this Agreement (including at least any dispute over the existence, interpretation, validity, performance or termination of this Agreement and appendices).

10.2	If such consultation fails, the Parties agree to submit such disputes to the jurisdiction of the People’s court at the place in which Party B is located.

11.	Miscellaneous

11.1	All notices given by any Party to the other Party in connection with this Agreement shall be made in writing and delivered in person or sent by facsimile, telex or mail; a notice if delivered in person shall be deemed to have been delivered upon its delivery at the legal address of the other Party, or, if sent by facsimile or telex, it shall be deemed delivered upon the receipt of the answerback code by the sending Party, or, if sent by mail, it shall be deemed delivered upon two working days after it is posted.

11.2	Any amendment to this Agreement shall be made upon the consent of both Parties and the signing of a supplemental agreement; the supplemental agreement shall be an integral part of this Agreement with equal legal effect.

11.3	Without affecting the provisions of this Agreement in respect of prices, all taxes and related charges payable in connection with the entry and performance of this Agreement shall be handled in accordance with the relevant policies of the State.

11.4	This Agreement shall be formed upon after it is signed and sealed by the Parties.

11.5	The headings in this Agreement are for convenience only and shall have no effect on the interpretation of the substance of this Agreement.

11.6	This Agreement shall be made in four counterparts and all counterparts have equal legal effect.

11.7	Appendices: This Agreement contains the following appendices: “Market Promotion Plan” (provided by Party B); “White Paper on Product Technology” (provided by Party A); Product Development Proposal (provided by Party A); “Description of Party A’s Supporting Obligations”; Copyright Registration Certificate of the Mystina Software; and “Legal Person Business Licences” of Party A and Party B. An appendix signed by both Parties shall have the equal legal effect as this Agreement.

Party A: Lager (Beijing) Information Co., Ltd. (SEAL)	Party B: The9 Computer Technology Consulting (Shanghai) Co., Ltd. (SEAL)
Lager (Beijing) Information Co., Ltd.	The9 Computer Technology Consulting (Shanghai) Co., Ltd.

/s/ Liu Jingping	/s/ He Xudong

Date: July 19, 2004	Date: July 19, 2004